Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustee was elected, with all funds of the Trust voting together as single class*, as follows:

                       Votes for        Votes withheld
Ravi Akhoury           144,159,880      5,756,274
Jameson A. Baxter      144,089,420      5,826,734
Charles B. Curtis      144,163,005      5,753,149
Robert J. Darretta     144,131,113      5,785,041
Myra R. Drucker        144,185,199      5,730,955
John A. Hill           144,123,942      5,792,212
Paul L. Joskow         144,226,682      5,689,472
Elizabeth T. Kennan    143,986,867      5,929,287
Kenneth R. Leibler     144,161,109      5,755,045
Robert E. Patterson    144,163,377      5,752,777
George Putnam, III     144,132,419      5,783,735
Robert L. Reynolds     144,288,500      5,627,654
W. Thomas Stephens     144,223,485      5,692,669
Richard B. Worley      144,224,274      5,691,880

* Reflects votes with respect to election of Trustees by funds of the Trust through December 18, 2009.


A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

 Votes for    Votes against   Abstentions  Broker non votes
 32,597,238   515,157         429,058      10,962,205





All tabulations are rounded to the nearest whole number.